Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Pkwy. Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Announces Filing of Registration Statement For

Secondary Sale of Class A Shares

For Immediate Release

Monday, August 6, 2007

[Charlotte, NC]—Polymer Group, Inc. “PGI” (OTC Bulletin Board: POLGA; POLGB) today announced the filing of a registration statement on Form S-3 with the Securities and Exchange Commission.

The shelf registration statement covers Class A Common Stock having an aggregate sales amount of up to $350 million held by MatlinPatterson Global Opportunities Partners L.P. and certain of its affiliates.  The shelf registration statement will permit such selling stockholders to sell, from time to time, shares of PGI’s Class A Common Stock but they are under no obligation to do so.  The selling stockholders will determine the number of shares to be included in any offering and have informed the company that they intend to make sales as early as the third quarter of 2007 based on market conditions.  PGI will not receive any proceeds from the sale of such shares.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a highly innovative supplier to leading consumer and industrial product manufacturers. The company operates 19 manufacturing and converting facilities throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman

Vice President — Strategic Planning & Communication

(704) 697-5186

normand@pginw.com